Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – June 29, 2023 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its second quarter ended May 27, 2023.

Fiscal 2023 Second Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	2nd Qtr		Dollar	%	2nd Qtr	% of	2nd Qtr	% of
	2023	2022	Change	Change	2023	Sales	2022	Sales
Consolidated (1)	$100.5	$128.7	$(28.2)	-21.9%	$2.5	2.5%	$11.0	8.5%

Wholesale	$61.8	$87.5	$(25.7)	-29.4%	$7.0	11.3%	$11.5	13.1%

Retail	$60.8	$75.6	$(14.8)	-19.6%	$0.8	1.3%	$7.3	9.7%

Corporate & Other (2)	$2.3	$-	$2.3	100.0%	$(6.9)	N/A	$(7.5)	N/A

(1) Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these items on our consolidated sales and operating income.

(2) Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.

While our operating results were challenged by industry-wide soft demand, we successfully managed our balance sheet and maintained profitability during the second quarter. We are uncertain as to when the current sales environment will markedly improve, but we believe that our dedicated distribution strategy, domestic manufacturing platform, forthcoming e-commerce enhancements, and strong financial position will enable us to steadily grow revenue and shareholder returns as time goes on.

Consolidated revenue declined by 22% compared to last year but was 4.9% greater than the comparable period in 2019. Wholesale orders declined by 18% on a year-over-year basis. Operating cash flow of $5.8 million was fueled by an 11% reduction in total inventory. Operating income of $2.5 million included a $1.0 million valuation adjustment associated with contingent consideration as part of last year’s acquisition of e-commerce retailer Noa Home. Operating income was negatively impacted by a $1.1 million write-down of our Club Level motion product. A significant portion of the existing inventory has been slow moving and includes the high freight costs from mid-2022. We expect better margins in these products over the remainder of 2023.

Wholesale operating income of 11.3% of sales was hampered by the inventory adjustment mentioned above. Excluding this charge, wholesale operating margins would have been flat. Margins in our Newton, NC upholstery facility improved as we were able to recognize a greater portion of previously implemented price increases in current period sales partially offset by de-leverage of fixed costs due to lower sales volumes. This was offset by lower margins in our wood operations. Continuing the trend that was discussed at the end of the first quarter, manufacturing headcounts are now 20% below last year’s levels. Work schedules were considerably reduced during the period, although we have partially restored work hours recently in light of Memorial Day sales and new products sold during the High Point Furniture Market. In the end, our ability to return our wholesale margins to pre-pandemic levels is essential to our future success. The high freight costs from 2022 that have plagued our Club Level results have also hampered our import wood margins and, to a lesser extent, our outdoor performance. As our inventory of these items turns over, we will experience a margin boost based on today’s lower freight costs. New wood product introductions are crucial to improving plant fixed cost absorption and we plan to introduce an opening price point dining collection this fall to bolster our factory work schedules. We have already successfully added a new layer of modern casual styling to our domestic solid wood Bench Made assortment. Four new tables and seven dining chairs were responsible for the strongest wood product introduction that we have had for several seasons. This product will be featured with the drop of our consumer catalog in August before the Labor Day event in our stores and Bassett Design Centers (BDC). Our BDC network continues to grow and represents an increasingly important element of our portfolio with 101 individual accounts comprising 156 furniture floors that have space dedicated to the prescribed Bassett footprint.

Retail results were significantly behind last year’s record quarter but remained profitable. The closing sale associated with our northeast clearance center also negatively affected results in our retail segment. While store foot traffic declined during the quarter, our average sales ticket rose slightly. The interior design expertise embedded within our retail culture produced makeover sales that represented 47% of total written retail volume. The investment in our new flagship store in Tampa is well underway with an anticipated opening in time for Labor Day. On the same schedule is the dramatic remodel of our Austin store. Both of these locations will feature expanded design centers, new hospitality areas, home entertainment rooms, large outdoor furniture displays, and expanded assortments of accessories that will complement our “whole home” design offering.

Our organization is excited about the culmination of the work and investment that we have put into the launch of our new website that will take place before the end of our August quarter. Accompanying the installment of the new web platform has been the addition of new product data software that will permeate all of our new product development, engineering, marketing, and digital representation of our products on the website itself. This important project is a cornerstone of our growth strategy, and we believe that the expansion of our e-commerce business is crucial to our omni-channel future. Our new site is designed to increase traffic, reduce bounce and exit rates, increase virtual appointments, improve conversion rates and provide our customers with more payment options at checkout. Our most successful stores drive the highest level of e-commerce sales and these locations eagerly await the launch of this robust site. Our Bassett licensed stores as well as our open market dealer partners will also derive the benefit of increased digital commerce as they will fulfill the home delivery portion of these sales in their designated areas. And, for the first time, our partnership with logistics partner J.B. Hunt will give us nationwide home delivery capabilities for e-commerce orders.

On the topic of e-commerce, we continued our drive to profitability for our Noa Home division by reducing the loss from the first quarter by 83%. The Noa team pivoted to a less aggressive stance on digital advertising, reducing costs substantially while managing to hold onto most of the sales that they generated last year as a private company. We have begun to cross-pollinate the best thinking from the Bassett and Noa marketing teams as envisioned with the acquisition of Noa late last year. On tap for Noa is a broadened product assortment for North America and a test of limited geography in the U. S. market later this fall.

Combined outdoor furniture sales were behind last year but grew by 68% in relation to the same period in 2019. The growth reflects the addition of the Bassett Outdoor line and products manufactured in our Alabama aluminum facility along with organic growth in our legacy Lane Venture brand. The investment in the upgrades to the Alabama complex is almost complete and features a finished goods warehouse and a re-engineered plant layout to improve efficiency. In May, we debuted the Bassett Outdoor contract line at the HD Expo Show in Las Vegas targeting the hospitality segment. Also, we are excited to open our new Lane Venture showroom in Atlanta to coincide with the first Casual Furniture Market in Atlanta after the industry’s move there after many years of hosting the show in Chicago. Through a collaboration with Celerie Kemble, a nationally recognized interior designer, we plan to introduce several new and more design-oriented collections that will complement our existing outdoor offerings. To help with the expansion of our outdoor furniture sales effort, we have hired several specialists in the contract field as well as augmenting the Lane Venture residential sales team to further penetrate geographic sales territories.

Although we have addressed reduction in demand with cost rationalization in manufacturing, we have not significantly curtailed spending regarding growth initiatives. In areas such as new store development, website development, outdoor marketing costs, digital imagery creation and certain other marketing costs, we have elected to spend generally in sync with our original internal budgets in the interest of generating long term growth. We will continue to monitor this dynamic as the year unfolds. Meanwhile, we will conservatively manage our working capital, maintain or increase our dividend, and continue to repurchase our common stock when deemed appropriate.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 91 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2023, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 27, 2023		May 28, 2022		May 27, 2023		May 28, 2022
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$100,519	100.0%	$128,706	100.0%	$208,217	100.0%	$246,570	100.0%
Cost of furniture and accessories sold	47,686	47.4%	62,767	48.8%	98,187	47.2%	123,239	50.0%
Gross profit	52,833	52.6%	65,939	51.2%	110,030	52.8%	123,331	50.0%

Selling, general and administrative expenses	51,366	51.1%	54,927	42.7%	105,861	50.8%	105,841	42.9%
Gain on revaluation of contingent consideration	1,013	1.0%	-	0.0%	1,013	0.5%	-	0.0%
Income from operations	2,480	2.5%	11,012	8.6%	5,182	2.5%	17,490	7.1%

Other income (loss), net	64	0.1%	(627)	-0.5%	(351)	-0.2%	(1,256)	-0.5%
Income from continuing operations before income taxes	2,544	2.5%	10,385	8.1%	4,831	2.3%	16,234	6.6%

Income tax expense	468	0.5%	2,642	2.1%	1,310	0.6%	4,200	1.7%
Income from continuing operations	2,076	2.1%	7,743	6.0%	3,521	1.7%	12,034	4.9%

Discontinued operations:
Income from operations of logistical services	-		-		-		1,712
Gain on disposal	-		53,254		-		53,254
Income tax expense	-		13,879		-		14,309

Income from discontinued operations - net of tax	-		39,375		-		40,657

Net income	$2,076		$47,118		$3,521		$52,691

Basic earnings per share:
Income from continuing operations	$0.24		$0.81		$0.40		$1.25
Income from discontinued operations	-		4.14		-		4.22
Basic and diluted earnings per share	$0.24		$4.95		$0.40		$5.47

Diluted earnings per share:
Income from continuing operations	$0.24		$0.81		$0.40		$1.25
Income (loss) from discontinued operations	-		4.13		-		4.22
Diluted earnings per share	$0.24		$4.94		$0.40		$5.47

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	May 27, 2023	November 26, 2022
Current assets
Cash and cash equivalents	$54,603	$61,625
Short-term investments	17,725	17,715
Accounts receivable, net	14,833	17,838
Inventories, net	70,332	85,477
Recoverable income taxes	3,091	2,353
Other current assets	8,795	11,487
Total current assets	169,379	196,495

Property and equipment, net	79,543	77,001

Other long-term assets
Deferred income taxes, net	5,189	5,528
Goodwill and other intangible assets	21,532	21,727
Right of use assets under operating leases	92,505	99,472
Other	6,177	6,050
Total long-term assets	125,403	132,777
Total assets	$374,325	$406,273

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,212	$20,359
Accrued compensation and benefits	9,024	12,921
Customer deposits	23,941	35,963
Current portion of operating lease obligations	19,012	18,819
Other current liabilities and accrued expenses	11,500	12,765
Total current liabilities	79,689	100,827

Long-term liabilities
Post employment benefit obligations	10,452	9,954
Long-term portion of operating lease obligations	89,167	97,477
Other long-term liabilities	1,832	2,406
Total long-term liabilities	101,451	109,837

Stockholders’ equity
Common stock	43,900	44,759
Retained earnings	149,393	150,800
Additional paid-in-capital	-	-
Accumulated other comprehensive income (loss)	(108)	50
Total stockholders' equity	193,185	195,609
Total liabilities and stockholders’ equity	$374,325	$406,273

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	May 27, 2023	May 28, 2022
Operating activities:
Net income	$3,521	$52,691
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,909	6,065
Gain on disposal of discontinued operations	-	(53,254)
Gain on revaluation of contingent consideration	(1,013)	-
Deferred income taxes	392	(3,796)
Other, net	1,388	915
Changes in operating assets and liabilities
Accounts receivable	3,005	(1,829)
Inventories	15,145	(14,861)
Other current and long-term assets	953	6,421
Right of use assets under operating leases	9,105	11,153
Customer deposits	(12,022)	(5,101)
Accounts payable and other liabilities	(8,715)	4,891
Obligations under operating leases	(10,255)	(12,241)
Net cash provided by (used in) operating activities	6,413	(8,946)

Investing activities:
Purchases of property and equipment	(7,405)	(12,638)
Proceeds from sale of property and equipment	-	9
Proceeds from disposal of discontined operations, net	1,000	85,521
Other	(637)	(538)
Net cash used in investing activities	(7,042)	72,354

Financing activities:
Cash dividends	(2,832)	(17,170)
Other issuance of common stock	177	177
Repurchases of common stock	(3,450)	(8,642)
Taxes paid related to net share settlement of equity awards	(109)	-
Repayments of finance lease obligations	(137)	(537)
Net cash used in financing activities	(6,351)	(26,172)
Effect of exchenge rate changes on cash and cash equivalents	(42)	-
Change in cash and cash equivalents	(7,022)	37,236
Cash and cash equivalents - beginning of period	61,625	34,374

Cash and cash equivalents - end of period	$54,603	$71,610

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Sales Revenue
Wholesale sales of furniture and accessories	$61,774	$87,501	$131,658	$170,986
Less: Sales to retail segment	(24,330)	(34,415)	(54,429)	(64,143)
Wholesale sales to external customers	37,444	53,086	77,229	106,843
Retail sales of furniture and accessories	60,778	75,620	125,740	139,727
Corporate & Other (1)	2,297	-	5,248	-
Consolidated net sales of furniture and accessories	$100,519	$128,706	$208,217	$246,570

Income from Operations
Wholesale	$7,005	$11,465	$15,999	$21,667
Retail	755	7,293	2,285	9,915
Net expenses - Corporate and other (1)	(6,949)	(7,549)	(14,720)	(13,794)
Inter-company elimination	656	(197)	605	(298)
Gain on revaluation of contingent consideration	1,013	-	1,013	-
Consolidated	$2,480	$11,012	$5,182	$17,490

(1)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior year periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.